UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 15, 2017

Q2 HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-36350 (Commission File Number)	20-2706637 (IRS Employer Identification No.)

13785 Research Blvd, Suite 150
Austin, Texas 78750
(512) 275-0072
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)
Not Applicable

(Former name or former address, if changed since last report)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)
On December 15, 2017, the Compensation Committee (the "Committee") of the Board of Directors of Q2 Holdings, Inc. (the "Company") approved base salaries for the Company's named executive officers to be effective for the fiscal year ending December 31, 2018. On December 15, 2017, the Committee also approved the 2018 Bonus Plan to be effective for the fiscal year ending December 31, 2018. The 2018 Bonus Plan provides for the payment of cash bonuses to certain of the Company's executive officers, including the Company's named executive officers, based upon achievement of established performance measures and payout formulas determined by the Committee. To the extent earned, bonuses under the 2018 Bonus Plan for the Company's named executive officers will be paid in a single annual payout following completion of the 2018 fiscal year.

The new base salaries and target bonus payments as a percentage of the base salary for each of the Company's named executive officers established by the Committee are set forth in the following table:

Named Executive Officer	2018 Base Salary	Target Bonus as % of Base Salary
Matthew P. Flake Chief Executive Officer	$520,000	100%
Odus E. Wittenburg, Jr. President	443,000	86%
Jennifer N. Harris Chief Financial Officer	353,400	74%
Adam D. Blue Executive Vice President and Chief Technology Officer	300,000	52%
John E. Breeden Executive Vice President of Operations	300,000	53%

The 2018 Bonus Plan provides for the bonus amounts to be determined based on the following metrics:

	Weighting of Performance Measure as % of Potential Bonus Payment
	Bookings	Adjusted EBITDA as a Percentage of Revenue
Mr. Flake	50%	50%
Mr. Wittenburg	50%	50%
Ms. Harris	50%	50%
Mr. Blue	50%	50%
Mr. Breeden	50%	50%

The bookings performance measure consists of monthly recurring bookings revenue based on committed or contracted levels in our customer agreements, with an exclusion for one-time services. The adjusted EBITDA as a percentage of revenue performance measure ("EBITDA performance measure") consists of the ratio determined by dividing the Company's adjusted EBITDA by the Company's revenue calculated in accordance with generally accepted accounting principles. To determine adjusted EBITDA, the Company adjusts net loss for such things as interest, taxes, depreciation and amortization, stock-based compensation, acquisition-related costs, amortization of technology and intangibles, and unoccupied lease charges. The 2018 Bonus Plan provides that the bookings and EBITDA performance measures are to be measured against bookings and adjusted EBITDA performance measure targets based on the 2018 annual budget approved by the Company's board of directors.

Potential payouts under the 2018 Bonus Plan with respect to the bookings and EBITDA performance measures are to be based on performance within a range of each performance measure's target. No incentive payment may be earned for performance below the target minimum and the maximum bonus may be earned for performance at or above the target maximum. The range and target for each performance measure are set forth in the following table:

Achievement Level	Percentage of Bookings Performance Measure Attained	Percentage of EBITDA Performance Measure Attained	Corresponding Weighted Potential Payout Percentage Per Performance Measure
Minimum	75%	90%	50%
At target	100%	100%	100%
Maximum	120%	120%	150%

For Mr. Flake, Ms. Harris and Mr. Blue, the final payout is earned based upon determination of the above achievement levels. For each of Mr. Wittenburg and Mr. Breeden, the above achievement levels determine the potential payout under the 2018 Bonus Plan, with the final payout earned based upon determination by the compensation committee of their respective performance against specified target individual business objectives.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Q2 HOLDINGS, INC.

December 21, 2017	/s/ Jennifer N. Harris Jennifer N. Harris Chief Financial Officer